Exhibit 5.1

Hogan Lovells US LLP 875 Third Avenue New York, NY 10022 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

June 1, 2010

Board of Directors

Encore Capital Group, Inc.

8875 Aero Drive, Suite 200

San Diego, California 92123

Ladies and Gentlemen:

We are acting as counsel to Encore Capital Group, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (SEC File No. 333-167074) (the “Registration Statement”), filed with the Securities and Exchange Commission. The Registration Statement relates to the proposed public offering of (a) up to $150,000,000 in aggregate amount of one or more series of the following securities of the Company, to be offered and sold from time to time in one or more offerings by the Company on a delayed or continuous basis, as set forth in the prospectus that forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus:

(i) debt securities (the “Debt Securities”);

(ii) shares of preferred stock, $0.01 par value per share (the “Preferred Shares”);

(iii) shares (the “Primary Shares”) of common stock, $0.01 par value per share (the “Common Stock”);

(iv) Preferred Shares represented by depositary receipts (“Depositary Shares”); and

(v) warrants to purchase Debt Securities, Preferred Stock or Common Stock or any combination of Debt Securities, Preferred Stock, Depositary Shares or Common Stock (the “Warrants” and, together with the Debt Securities, Preferred Shares, Depositary Shares and Primary Shares, the “Securities”);

and (b) up to 9,172,094 shares (the “Secondary Shares”) of Common Stock, to be offered and sold from time to time in one or more offerings by the selling stockholders named in the prospectus that forms part of the Registration Statement. This opinion letter does not relate to the Secondary Shares. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

June 1, 2010

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company, including any shares issuable upon conversion thereof to the extent applicable, to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Delaware corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to an indenture substantially in the form of the indenture filed as Exhibit 4.1 to the Registration Statement, as may be supplemented in accordance with the terms thereof, with items shown in such exhibit as subject to completion completed in a satisfactory manner; (iv) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Warrants may be issued under one or more warrant agreements; (vi) prior to any issuance of Preferred Shares or Depositary Shares, appropriate certificates of designation will be accepted for record by the Secretary of State of the State of Delaware; (vii) any Depositary Shares will be issued under one or more deposit agreements by the financial institution identified therein as a depositary, each deposit agreement to be between the Company and the financial institution identified therein as a depositary (viii) the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (ix) the Company will remain a Delaware corporation and (x) the number of shares of Common Stock that may be issued in any offering or as a consequence of the conversion or adjustment of any convertible Debt Securities, Preferred Shares, Depositary Shares or Warrants, including shares reserved for issuance thereunder, will not cause the Company to have issued or reserved for issuance a total number of shares of Common Stock that exceeds the number of shares of authorized Common Stock set forth in the Certificate of Incorporation of the Company.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities, under the warrant agreement for any Warrants (if any), and under any deposit agreement for Depositary Shares, namely, the trustee, any warrant agent or any depositary, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement or deposit agreement, as applicable; that such indenture, warrant agreement, or deposit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, warrant agreement, or deposit agreement, as applicable, with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement, or deposit agreement, as applicable.

June 1, 2010

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (b), (c) and (d) the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (a) and (e) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)	The Debt Securities (including any Debt Securities duly issued upon the exercise of Warrants for Debt Securities and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery of an indenture and any supplemental indenture relating thereto on behalf of the Company and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the Company in accordance with the indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company.

(b)	The Preferred Shares (including any Preferred Shares represented by Depositary Shares or that are duly issued upon the exercise of Warrants for Preferred Shares and any Preferred Shares duly issued upon the exchange or conversion of Debt Securities that are exchangeable for or convertible into Preferred Shares and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor (to the extent certificated), will be validly issued, fully paid and nonassessable.

(c)	The Primary Shares (including any Primary Shares duly issued upon the exchange or conversion of Debt Securities or Preferred Shares that are exchangeable for or convertible into Primary Shares or upon the exercise of Warrants for Common Stock and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates for the Primary Shares (to the extent certificated), will be validly issued, and the Primary Shares will be fully paid and nonassessable.

(d)	The Warrants, upon due execution and delivery of a warrant agreement relating thereto (if any) on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent (if any), and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(e)	The depositary receipts evidencing the Depositary Shares, upon due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Shares in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.

June 1, 2010

The opinions expressed in Paragraphs (a), (d) and (e) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP